Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Bennett Footwear Holdings, LLC and Subsidiaries
Independent Auditors’ Report	F-2
Consolidated Financial Statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Changes in Members’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

The Members

Bennett Footwear Holdings, LLC
      We have audited the accompanying consolidated balance sheets of Bennett Footwear Holdings, LLC and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bennett Footwear Holdings, LLC and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 14, 2005

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS

	December 31

	2004	2003

Assets
Current assets:
Cash	$863,331	$600
Accounts receivable, net of allowance for doubtful accounts of $601,704 and $489,900 in 2004 and 2003, respectively	29,229,865	16,748,916
Inventories, net	33,443,364	19,848,108
Prepaid royalties	—	2,123,822
Prepaid expenses and other current assets	1,027,799	381,157

Total current assets	64,564,359	39,102,603
Property, plant and equipment, net	2,994,911	1,037,732
Licenses, net	2,723,435	2,771,031
Trademark	6,614,738	—
Other assets, net	1,116,616	855,621

Total assets	$78,014,059	$43,766,987

Liabilities and members’ equity
Current liabilities:
Line of credit	$25,742,809	$13,973,119
Accounts payable	9,055,407	8,643,888
Accounts payable to Pentland	629,267	439,702
Accrued expenses	1,737,887	498,774
Accrued compensation	2,812,087	1,965,487
Accrued state income taxes	136,106	—
Current portion of notes payable	5,408,204	2,041,856
Current portion of lease obligation	292,061	—
Current portion of amount due to Aigner	—	3,034,075

Total current liabilities	45,813,828	30,596,901
Notes payable, net of current portion	11,491,185	10,058,721
Long-term lease obligation, net of current portion	431,377	—
Due to Aigner, net of current portion	—	413,385
Members’ equity:
Preferred units 24,625 and 20,819 issued and outstanding at 2004 and 2003, respectively ($27,179,685 liquidation preference)	3,805,982	—
Common A units 1,182,816 and 1,000,000 issued and outstanding at 2004 and 2003, respectively	5,194,019	—
Common B units 24,140 and 20,408 issued and outstanding at 2004 and 2003, respectively	1,871,951	—
Unit subscription receivable	(530,207)	—
Members’ equity/retained earnings	9,935,924	2,697,980

	20,277,669	2,697,980

Total liabilities and members’ equity	$78,014,059	$43,766,987

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31

	2004	2003	2002

Net product revenue	$189,577,072	$113,077,461	$97,837,418
Cost of product revenue	136,415,713	81,326,756	68,403,680

	53,161,359	31,750,705	29,433,738
Commission and license income	18,113,496	13,389,846	12,169,056

Gross profit	71,274,855	45,140,551	41,602,794
Operating expenses:
Selling and marketing	22,842,614	12,160,106	10,834,290
General and administrative	28,726,328	19,693,205	15,426,697

	51,568,942	31,853,311	26,260,987

Income from operations	19,705,913	13,287,240	15,341,807
Interest expense	(2,376,497)	(1,205,611)	(1,024,520)
Other expense, net	(764,029)	(324,838)	(6,543)

Income before income taxes	16,565,387	11,756,791	14,310,744
Provision for income taxes	749,355	648,779	605,408

Net income	$15,816,032	$11,108,012	$13,705,336

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

		Preferred		Common A		Common B		Unit
	Members’							Subscription	Retained
	Equity	Units	$	Units	$	Units	$	Receivable	Earnings	Totals

January 1, 2002	$6,861,933									$6,861,933
										—
Distributions	(7,338,082)									(7,338,082)
Net income	13,705,336									13,705,336

December 31, 2002	13,229,187									13,229,187
Distributions through May 19, 2003	(3,912,358)									(3,912,358)
Net income through May 19, 2003	2,945,439									2,945,439
Exchange of ownership interests at formation of Holdings	(12,262,268)	20,819	$—	1,455,288	$—				$12,262,268	—
Repurchase and retirement of units				(455,288)					(15,714,043)	(15,714,043)
Grant of Common B Units						20,408	$—			—
Distributions after May 19, 2003									(2,012,818)	(2,012,818)
Net income after May 19, 2003									8,162,573	8,162,573

December 31, 2003	—	20,819	—	1,000,000	—	20,408	—		2,697,980	2,697,980
Distributions									(8,578,088)	(8,578,088)
Equity contributions		3,806	3,805,982	182,816	5,194,019			$(530,207)		8,469,794
Grant of Common B Units						3,732	—			—
Incentive compensation expense							1,871,951			1,871,951
Net income									15,816,032	15,816,032

December 31, 2004	$—	24,625	$3,805,982	1,182,816	$5,194,019	24,140	$1,871,951	$(530,207)	$9,935,924	$20,277,669

See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

Operating activities
Net income	$15,816,032	$11,108,012	$13,705,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	598,829	371,903	349,235
Amortization	856,473	234,478	121,901
Incentive compensation expense	1,871,951
Impairment of fixed assets	—	400,000	—
Amortization of debt discount	195,622	—	—
Provision for losses on accounts receivable	111,804	44,900	(215,000)
(Gain) loss on disposal of property, plant and equipment	93,909	(36,795)	13,304
Change in operating assets and liabilities, net of effects of business acquisition:
Accounts receivable	(7,399,105)	(8,069,436)	292,599
Inventories	1,104,230	(117,820)	1,317,648
Due from related party	—	780,948	(780,948)
Prepaid royalties	2,123,822	(2,123,822)	—
Prepaid expenses and other current assets	193,010	(140,039)	18,267
Other assets	(112,365)	(64,306)	(186,786)
Accounts payable	(8,342,822)	5,441,587	(722,883)
Accounts payable to Pentland	189,565	102,851	147,873
Due to Aigner	(2,450,071)	3,447,460	—
Accrued expenses	2,213,530	(325,431)	498,494
Accrued compensation	846,600	907,322	532,105
Accrued/prepaid state income taxes	159,475	(70,769)	(34,620)

Total adjustments	(7,745,543)	783,031	1,351,189

Net cash provided by operating activities	8,070,489	11,891,043	15,056,525
Investing activities
Acquisition, net of cash acquired	(15,071,237)	—	—
Purchases of property, plant and equipment	(1,097,007)	(164,663)	(765,619)
License acquisition costs	—	(2,771,031)	—
Purchase of Aigner assets	—	(6,069,118)	—
Net proceeds from the sale of property, plant and equipment	—	42,918	—

Net cash used in investing activities	(16,168,244)	(8,961,894)	(765,619)
Financing activities
Net (payments) advances on line of credit	11,769,690	12,439,918	(3,679,830)
Net (payments) advances on bank term loan	5,000,000	—	—
Proceeds from related-party notes payable	5,000,000	—	—
Payments on related-party notes payable	(5,041,856)	(1,374,951)	(1,874,107)
Proceeds from notes payable	—	10,000,000	—
Debt issuance costs	(152,179)	(399,533)	(20,797)
Payments on notes payable	(6,891,304)	(4,955,364)	(1,500,000)
Payments of lease obligations	(615,571)	—	—
Equity contributions	8,469,794	—	—
Repurchase of Common A Units	—	(12,714,043)	—
Distributions to members	(8,578,088)	(5,925,176)	(7,338,082)

Net cash provided by (used in) financing activities	8,960,486	(2,929,149)	(14,412,816)

Net increase (decrease) in cash	862,731	—	(121,910)
Cash at beginning of year	600	600	122,510

Cash at end of year	$863,331	$600	$600

Noncash investing and financing activities
Issuance of note receivable	$—	$160,000	$—
Issuance of related party debt	—	3,000,000	—
Issuance of debt — Intershoe	6,173,292	—	—
Stock subscription receivable	530,207	—	—
Issuance of debt — lease	463,118	—	—
License acquisition costs	341,620
See accompanying notes.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2004

1.	Nature of Business and Basis of Presentation
      Bennett Footwear Group LLC (BFG), a Delaware limited liability company, was formed on October 27, 1998 to acquire a wholesale shoe business for no material consideration except for the assumption of existing obligations. As a result, the BFG ownership interest, represented by a single class of members (owners), had no assigned value and subsequent, undistributed earnings were accumulated in members’ equity.
      On May 20, 2003, the members of BFG contributed their ownership interests to a newly created holding company, Bennett Footwear Holdings, LLC (Holdings or the Company), another Delaware limited liability company and now the sole member of BFG. At the same time, each of Holdings’ owners sold some or all of their ownership interest to Heritage Partners (Heritage), a private equity investment company, and created various classes of ownership interest (see Note 10). As a result, the members of Holdings presently include Heritage, BICO Business Trust (BICO), a trust for the benefit of key management personnel, and Pentland U.S.A., Inc. (Pentland), a principal licensor to the Company.
      The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries (BFG, Bennett Footwear Acquisition LLC and Bennett Footwear Retail LLC).
      The Company designs, imports and markets full lines of women’s and children’s branded and private-label footwear to retailers throughout North America. Substantially all of the Company’s products are manufactured outside of the United States, with a significant concentration in China, Brazil and Italy.

2.	Summary of Significant Accounting Policies
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to sales returns allowances, accounts receivable, inventory, and commissions. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
      Revenue is recognized in accordance with Staff Accounting Bulletin (SAB), No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Prior to 2004, net product revenue represented wholesale sales of footwear recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable. In 2004, in addition to the wholesale sales, net product revenue includes approximately $10.6 million of retail sales recognized at the time of register receipt. The Company accrues for estimated returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, based on historical return levels.
      Commission income represents fees earned for creating designs and managing the development and production processes of private label footwear for certain retailers. Commission income is recognized when the retailer takes legal title to the goods. License income is recognized when the licensee or sub-licensee of Company-owned or licensed brand names reports sales of licensed products.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees, the Company has classified shipping and handling costs related to sales transactions for which they are reimbursed as revenue and cost of revenues. For the years ended December 31, 2004, 2003, and 2002, total shipping and handling fees included in net product revenue were $440,495, $418,255, and $363,789, respectively.
Comprehensive Income
      SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive income was equal to its net income for all periods presented.
Inventories
      Inventories, consisting of finished goods, are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market. Inventories consist primarily of finished footwear products.
Advertising
      Advertising costs are expensed as incurred. Advertising expense was approximately $3,896,000, $2,560,000, and $2,572,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Repair and maintenance costs are expensed as incurred, while renewals and betterments are capitalized. Upon disposal, the appropriate asset accounts are reduced by the related costs and accumulated depreciation, and the resulting gains and losses are reflected in the statements of operations. Depreciation is provided on the declining-balance and straight-line methods over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Building and improvements	40 years
Machinery and equipment	5-10 years
Office furniture and equipment	5-7 years
Computer software	3 years
Equipment under capital leases	Lease term
Leasehold improvements	Lease term
Intangible Assets
      Specifically identifiable intangible assets, which consist of licenses and trademarks, are reported at cost, net of accumulated amortization (see Notes 4 and 5). These intangible assets are being amortized over their estimated useful lives, which range from one to seven years, at amortization rates that are proportional to each license’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (SFAS 144).
      In performing its review of the recoverability of long-lived assets, including intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset, or whether there is an expectation that the asset will be sold or disposed of before the end of its originally

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
estimated useful life. If, as a result of examining any of these factors, the Company concludes the carrying value of the intangible assets exceeds the estimated fair value of that asset, the Company will record an impairment charge and reduce the carrying value of that asset to its estimated fair value.
Income Taxes
      As a limited liability company, no federal income taxes are payable by the Company, and none has been provided for in the accompanying financial statements. The members include their respective share of the Company’s profits or losses in their respective tax returns, and the members are individually liable for federal income taxes on their share of the Company’s earnings. Provision has been made for income taxes due to certain states that do not recognize limited liability status for tax purposes. Deferred state taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for state income tax purposes.
      As more fully describe in Note 10, the Company makes distributions to the members for, among other reasons, income taxes payable by the members due to their proportionate share of the Company’s net income.
Concentration of Credit Risk
      Financial instruments, which are stated at fair value, that potentially subject the Company to credit risk consist of trade receivables. Such credit risk is limited due to the large number of customers and their dispersion across many geographic areas. A significant amount of accounts receivable is primarily from large retail institutions and, as a result, the Company generally does not require collateral from its customers. The Company had one customer that accounted for 11% of accounts receivable at December 31, 2004. A different customer accounted for 13% of accounts receivable at December 31, 2003.
Disclosures about Segments of an Enterprise
      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. The Company has determined that it conducts its operations in one segment, the sale of footwear, with all operations in the United States. The Company’s largest customer accounted for 14% of sales in 2004 and 16% of sales in 2003 and 2002.
Recent Accounting Pronouncement
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4 (SFAS 151). SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, “Inventories,” require that abnormal amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could lead to inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. Adoption of SFAS 151 is required for fiscal years beginning after June 15, 2005. The provisions of SFAS 151 will be applied prospectively. The Company is currently in the process of evaluating the impact that SFAS 151, but does not believe it will have a material impact on the results of operations and financial position of the Company.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Financial Instruments
      In 2004, the Company began using forward exchange contracts to manage some of its foreign currency exposure on merchandise purchased in Euros. The forward exchange contracts entered into by the Company do not meet hedge accounting criteria as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and, accordingly, are marked to market each period, with the resulting gains or losses recognized in other expense. There were forward exchange contracts outstanding at December 31, 2004 with a notional value of 594,822 Euros or $831,000, which approximates fair value.

4.	Business Combinations
      Effective February 14, 2004, the Company acquired the U.S. wholesale and retail operations of Intershoe, Inc. (Intershoe) to expand its portfolio of brands. Intershoe designs, imports and markets women’s and men’s footwear to retailers throughout North America, primarily under the Via Spiga and Nickels tradenames. In addition, Intershoe sells products through Via Spiga retail stores. Fourteen store leases were assigned to the Company based on terms of the asset purchase agreement. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. The purchase price, including acquisition costs, was approximately $22.3 million. The gross purchase price was funded through $16.1 million of cash and a $6.2 million Seller Note. The results of Intershoe’s operations have been included in the accompanying consolidated financial statements since the date of the acquisition.
      All acquired assets and assumed liabilities of Intershoe’s U.S. wholesale and retail businesses have been recorded in the Company’s consolidated balance sheets based on their estimated fair values at the date of acquisition, taking into account required purchase accounting adjustments. Identifiable intangible assets approximated $6.6 million for trademarks that have an indefinite life and $359,019 for licensor contracts that are being amortized over the contract lives. Accumulated amortization of such contracts was approximately $334,000 at December 31, 2004. The following represents the allocation of the purchase price:

Current assets	$21,298,932
Trademarks	6,614,738
Property, plant and equipment	1,552,910
License contracts	359,019
Deferred financing fees	152,179
Current liabilities	(7,679,864)

Total	$22,297,914

      The pro forma effect of the acquisition on the combined results of operations for fiscal 2004 was not material as Intershoe was acquired in February 2004. If the acquisition had occurred at the beginning of fiscal 2003, unaudited pro forma net revenue would have been $156,256,000 and unaudited pro forma net income would have been $12,530,000. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Company and Intershoe operated as a single entity during such period.

5.	Acquisition of Etienne Aigner License
      On September 15, 2003, the Company entered into an exclusive, seven-year licensing agreement with Etienne Aigner, Inc. (Aigner) to market and sell products bearing certain trademarks owned by Aigner. The agreement will automatically extend for an additional seven years, unless earlier terminated. Under the agreement, the Company is required to pay Aigner a royalty fee, an advertising fee and a licensee advertising fee, all as stated as percentages of net sales of the licensed products. Regardless of the level of licensed product sales, the agreement provides for a minimum royalty, advertising fee and licensee advertising fee.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During December 2004, the license agreement was amended with respect to the fee schedule. The minimum fees, as amended, are as follows:

			Licensee
Year Ending December 31,	Royalties	Advertising	Advertising

2004	$2,500,000	$250,000	$250,000
2005	2,337,500	233,750	233,750
2006	2,615,500	261,550	261,550
2007	2,844,025	284,402	284,402
2008	3,232,575	323,257	323,257
2009	3,276,700	327,670	327,670
2010	3,315,700	331,570	331,570

Total	$20,122,000	$2,012,199	$2,012,199

      The agreement provided that the 2004 minimum royalty fees of $2,500,000 were required to be paid prior to December 31, 2003, and are included in prepaid royalties at December 31, 2003.
      As part of the license agreement, the Company purchased $5.5 million of existing inventory and $400,000 of property, plant and equipment. In addition, the Company agreed to assume certain obligations, including a real estate lease (see Note 8), and incurred transaction costs that collectively totaled approximately $3.1 million. These costs were capitalized as part of the license value and are being amortized over the term of the license agreement. In November 2004, the Company subleased the space assumed in connection with the license agreement and was able to finalize the lease obligation. As a result, the Company increased the license value and the respective lease obligation by $341,620. Accumulated amortization was approximately $414,000 at December 31, 2004.
      The Company also entered into a services agreement with Aigner that required monthly payments of approximately $242,000, that was terminated in October 2004.

6.	Related-Party Transactions
      The Company has an exclusive licensing agreement with Fashion Shoe Licensing LLC (the Licensor), an affiliate of Pentland, a member of Holdings, to market and sell products bearing certain trademarks owned by Licensor. Under the agreement, that expires December 31, 2019, the Company pays the Licensor a royalty based on net sales of the licensed products in the United States, Canada, and Mexico.
      Effective January 1, 2002, as a result of making certain minimum royalty payments to the Licensor, the Company obtained a 25% interest in the Licensor without additional consideration. As the Licensor’s operations are generally limited to royalty payments made by the Company under the agreement described above, the Company’s share of the Licensor income was recorded as a reduction to royalty expense in the accompanying statements of income and not as income from an equity investment.
      In connection with the May 20, 2003 transactions described in Note 1, the licensing agreement was amended such that the Company no longer owned a 25% interest in the Licensor and, therefore, royalty expense is recorded without benefit of such reduction effective May 20, 2003. During 2004, 2003 and 2002, royalty expense approximated $6,209,000, $5,426,000 and $5,613,000, respectively, and was included in the cost of product revenue.
      The Company had a facilities lease obligation with R & L Realty Trust, which is affiliated with one of the members of Holdings. The lease was terminated in June 2004 when the property was sold to an independent party. The lease required annual rent of $270,000 through 2005.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company utilizes the services of an agent in Taiwan to assist with generating commission income. Prior to May 20, 2003, this agent was an affiliate of one of the shareholders of BICO. The commission income earned from transactions associated with this entity approximated $4,800,000 and $3,100,000 for the years ended December 31, 2003 and 2002, respectively.
      As described in Note 8, the Company has notes payable to BICO, that, in turn, has notes payable to two officers and its commission agent in Taiwan.
      In 2004, the Company began utilizing the services of an affiliate of one of the members of the Company for sourcing products in China. Payments made to this agent for the year ended December 31, 2004 were $4,483,000.

7.	Property, Plant and Equipment
      At December 31, 2004 and 2003, property, plant and equipment consisted of the following:

	2004	2003

Office furniture and equipment	$1,233,786	$1,181,930
Machinery and equipment	580,095	400,284
Computer software	354,190	285,182
Leasehold improvements	2,437,141	868,522

	4,605,212	2,735,918
Less accumulated depreciation	1,610,301	1,698,186

Property, plant and equipment net	$2,994,911	$1,037,732

8.	Notes Payable
      At December 31, 2004 and 2003, notes payable consisted of the following:

	2004	2003

Bank term loan	$7,697,207	$8,833,333
Note payable to Intershoe	5,976,794	—
Notes payable to BICO	3,000,000	3,000,000
Other notes payable	225,388	267,244

	16,899,389	12,100,577
Less current portion	5,408,204	2,041,856

	$11,491,185	$10,058,721

Bank Term Loan
      In June 2001, the Company borrowed $6,000,000 from a bank under a term loan payable in 35 monthly installments of $125,000 and a balloon payment totaling $1,625,000 in June 2004. Interest was payable monthly at the current prime rate plus .5% (4.75% December 31, 2002) on the outstanding balance.
      In May 2003, the Company refinanced the term loan and borrowed $10,000,000 under a new bank term loan payable in 60 monthly installments of $166,667. On each anniversary of the term loan agreement, the Company may be required to remit an additional principal payment equal to the excess of the Company’s annual cash flow over specific cash disbursements, all defined as Excess Cash Flow in the agreement. Proceeds from the loan were used to repay the existing bank term loan balance, related party notes outstanding at the time, and to fund, in part, the distributions to members of Holdings described below.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March 2004, the Company amended the term loan agreement and was advanced an additional $5,000,000 for a total term loan availability of $15,000,000. The outstanding balance of the term loan after the advance was $13,333,333. In May 2004, the Company made an additional $3,233,125 principal payment under the Excess Cash Flow requirement noted above. The balance at December 31, 2004 is payable in monthly installments of $267,000 through May 2007. Interest is payable monthly on the outstanding balance at the bank’s base margin rate plus 1% or the Libor rate plus 3.5% (6% at December 31, 2004).

Note Payable to Intershoe
      In conjunction with the purchase of Intershoe in 2004, the Company issued a non-interest bearing promissory note in the amount of $6,173,292. Principal in the amount of $2,173,292 is due on March 11, 2005 and the remainder is due on March 11, 2006. The note discount of $392,120 (4% interest rate) is being amortized over the life of the note. In 2004 amortization expense was $195,622 and is included in interest expense.

Notes Payable to BICO
      In connection with the transactions on May 20, 2003, as described in Note 1, the Company issued notes totaling $3,000,000 for a portion of the purchase price. The notes provide for monthly interest payments of $11,666 through maturity in May 2006 and bear interest at a weighted-average interest rate of 4.7% per annum. The notes are unsecured and subordinate to all other Company debt.

Other Notes Payable
      In connection with the formation of BFG in 1998, the Company issued subordinated notes totaling $8,000,000 payable to Pentland and $3,500,000 payable to other members of BFG. The notes bore no interest through November 13, 2001, at which date, interest of 8% began accruing. At that time, using proceeds of the term loan and line of credit described above, the Company prepaid approximately $8,625,000 of the principal of these notes. As a result of this prepayment, the required monthly payments beginning in December 2001 were approximately $125,000. By May 2003, all such notes had been repaid.
      Other notes payable at December 31, 2004 and 2003 consist of a note payable to the landlord of one of the Company’s warehouse facilities for leasehold improvements funded by the landlord. The note was issued in 2002 in the amount of $330,000. Monthly payments of approximately $5,000 representing principal and interest at 8% per annum are due each month through maturity in May 2009.
      Approximate annual maturities of notes payable at December 31, 2004 are as follows:

2005	$5,408,000
2006	10,071,000
2007	1,342,000
2008	58,000
2009	20,000

$16,899,000

      All of the notes payable are subordinated to borrowings under the Company’s line of credit arrangement described in Note 9.
      Debt issuance costs of $551,000 are being amortized on the straight-line method over the five-year bank term loan. Accumulated amortization is $159,824 and $51,625 at December 31, 2004 and 2003, respectively.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Line of Credit
      Effective June 30, 2004, the Company amended its existing line of credit arrangement to include various credit facilities up to $40,000,000, subject to certain collateral calculations and financial covenants as defined in the agreement, through May 20, 2008.
      The maximum availability in excess of amounts outstanding as of December 31, 2004 was approximately $10,817,000. Advances under this agreement are secured by all assets of the Company. Interest is payable monthly at the bank’s base margin rate (5%, 4%, and 4.25% at December 31, 2004, 2003 and 2002, respectively) on the outstanding balance.
      The line of credit and bank term loan (described in Note 8) are subject to certain covenants that require the maintenance of certain financial ratios, as defined, and that limit the amount of capital expenditures, or net loss the Company may incur during specific periods. The most restrictive of these covenants requires the maintenance of a minimum debt service coverage ratio of 2.0:1. At December 31, 2004, the Company was in compliance with all covenants.
      The Company has outstanding letters of credit totaling approximately $1,605,000 at December 31, 2004, issued to landlords as security deposits for leased property and to an insurance company for a U.S. Customs Service bond.

10.	Members’ Equity
Exchange of Members’ Equity Interests
      As discussed in Note 1, on May 20, 2003, the members (owners) of BFG contributed their ownership interests to Holdings in exchange for Holdings ownership interests represented by Preferred Units and Common A Units. The following is a description of these units:
      Preferred Units are redeemable only by the Company or upon the sale of the Company or an initial public offering of the ownership of the Company (a Triggering Event). Each unit will be redeemed for $1,000 plus accrued, but unpaid, dividends at an annual rate of 12% compounded daily. The Preferred Units have preference in a liquidation of the Company for the same value as a redemption. Dividends in arrears, net of income tax distributions (see below), was $2,642,000 at December 31, 2004.
      Common A Units have no special or preferential rights or privileges and, in effect, represent the underlying equity ownership of the Company. There are three classes of Common A Units, A-1, A-2 and A-3. One class of Common A Units, A-3, may be forfeited, in whole or in part, if, upon a Triggering Event, the value of the Company does not equal certain predetermined, minimum thresholds. Based upon the anticipated sale of the Company discussed in Note 14, no A-3 Common Units will be forfeited.
      The following Preferred and Common A Units were issued in exchange for the BFG members’ units:

Preferred Units	20,819
Common A Units
A-1	121,562
A-2	1,188,038
A-3	145,688
      At the same time, the former BFG owners sold some or all of their ownership interests to Heritage and the Company repurchased 455,288 A-2 Units for $15,714,043.

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common B Units

      At the time of the establishment of Holdings, the Company granted 20,408 Common B Units to certain key employees who previously held no ownership interests in BFG. The Company granted an additional 3,732 Common B Units in 2004. The Common B Units are redeemable for cash based upon the value of the Company at a Triggering Event in excess of the value of the Company at the grant date of the Common B Units. If the unit holder ceases to be an employee before such a Triggering Event, the value of a unit will be based upon a formula utilizing the historical operating results of Holdings. As a result, the Common B Units are considered to be equivalent to equity appreciation rights and their current value ($1,871,951 at December 31, 2004) has been charged to general and administrative expense as incentive compensation in the accompanying financial statements. The Common B Units had no value at December 31, 2003.
Income Tax Distributions
      As stated in Note 2, the Company is a limited liability company and has no obligation to pay federal income taxes, as well as many, but not all, state income taxes. As a result, based upon terms and conditions included in the Holdings ownership agreement, the members of Holdings are entitled to distributions from the Company for individual federal and state income tax liabilities. Moreover, even though the Preferred Unit dividend is payable only under certain circumstances noted above, the annual dividend is considered income to the holders for income tax purposes. Accordingly, the Holdings ownership agreement requires the Company to annually distribute the estimated income tax liability for such dividends, currently 42.5% of the dividend value. In January 2005, the Company made additional distributions totaling $1.9 million related to estimated income taxes payable by the members for the year ended December 31, 2004.
Additional Contributions
      In connection with the Intershoe acquisition (see Note 4), the members agreed to contribute $9,000,000 of additional capital to Holdings. As a result, the Company issued an additional 3,806 Preferred Units for $3,806,000, and an additional 182,816 Common A units for $5,194,000. At December 31, 2004, BICO owed $530,207 of such contribution, which is recorded as a unit subscription receivable in members’ equity in the accompanying financial statements.

11.	Retirement Plan
      The Company has a 401(k) retirement plan covering substantially all employees. Under the terms of the plan, the Company matches a percentage of an employee’s contributions, up to a certain percent of the employee’s salary. The Company contributed approximately $164,000, $128,000 and $131,000 to the plan for the years ended December 31, 2004, 2003 and 2002, respectively.

12.	Cash Flow Information
      During 2004, 2003 and 2002, the following approximate cash payments were made:

	2004	2003	2002

Interest	$2,066,000	$967,000	$935,000
Income taxes	745,000	782,000	829,000

13.	Commitments
Leases
      The Company is obligated under several operating leases for automobiles, as well as various lease agreements for office space, retail locations, office equipment and showroom facilities. All of the leases are

BENNETT FOOTWEAR HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating leases that expire at various times through 2013. Most of the facilities leases contain renewal options and provide for payments of minimum annual rentals plus additional payments for taxes, utilities and maintenance. The most significant leases are those for showroom facilities, which is a 16-year lease with no renewal option, one of the retail locations, which is a ten-year lease with an option to renew for another five years and the corporate headquarters lease, which is a seven-year lease with an option to renew for another five years.

      For leases with initial or remaining noncancelable terms in excess of one year as of December 31, 2004, the future annual minimum payments are as follows:

2005	$4,361,000
2006	4,323,000
2007	4,185,000
2008	3,927,000
2009	3,162,000
Thereafter	7,068,000

$27,026,000

      The above schedule includes future payments, net of sublease rental income, required under the accrued lease obligation assumed in the Aigner license agreement (see Note 5). Rent expense under these agreements approximated $3,706,000, $1,236,000, and $1,060,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Executive Compensation
      On May 20, 2003, employment agreements were entered into with key executives. In addition to annual salary and performance bonus amounts, the executives will receive aggregate annual payments of $1,250,000 on each of the first two anniversaries of the agreement. At December 31, 2004 and 2003, accrued expenses included $729,000 for such payments.

14.	Subsequent Event
      On March 14, 2005, the Company signed a definitive agreement to be acquired by Brown Shoe Company, Inc. for $205 million. The transaction is expected to close in April 2005.